Exhibit 77(I)

Term of New or Amended Securities

At the October 15, 2008 Board Meeting, the Board of Directors of ING Variable Portfolios, Inc. (“IVPI”) approved the creation of ING U.S. Government Money Market Portfolio and approved filing with the U.S. Securities and Exchange Commission of a post-effective amendment to IVPI’s registration statement registering shares of ING U.S. Government Money Market Portfolio. In addition, the Board approved the requisite plans, agreements, and other routine matters with respect to the establishment of the Portfolio.  At the December 11, 2008 Board Meeting the Board also approved the establishment of Class ADV shares for the Portfolio.

At the December 11, 2008 Board Meeting, the Board of Directors of IVPI approved the establishment of Service 2 Class shares on behalf of ING BlackRock Global Science and Technology Portfolio, ING International Index Portfolio, ING Lehman Brothers US Aggregate Bond Index Portfolio, ING Russell Large Cap Index Portfolio, ING Russell Mid Cap Index Portfolio, ING Russell Small Cap Index Portfolio, ING Opportunistic Large Cap Value Portfolio, ING VP Index Plus LargeCap Portfolio, ING VP Index Plus MidCap Portfolio, ING VP Index Plus SmallCap Portfolio, ING Russell Global Large Cap Index Portfolio, ING WisdomTree High-Yielding Index Portfolio, and ING VP Small Company Portfolio.